Exhibit 99.1

[WYNDHAM LOGO]

ANALYST INQUIRIES:	MEDIA INQUIRIES:
Elizabeth Williams-Schroeder	Darcie M. Brossart
(214) 863-1389	(214) 863-1335
ewilliams@wyndham.com	dbrossart@wyndham.com

WYNDHAM INTERNATIONAL REPORTS

FIRST QUARTER 2004 RESULTS

Company Surpasses Quarterly Guidance by $6 Million; Proprietary-Branded

Business Segments Experience Substantial RevPAR Gains

First Quarter 2004 Results Summary:

Wyndham International, Inc. experienced substantial increases in its first quarter 2004 results. Result highlights are as follows: (1) Pro forma EBITDA, as adjusted, was $84.9 million; actual EBITDA, as adjusted, was $86.1 million, surpassing guidance by $6.0 million; (2) The Company’s comparable owned and leased properties that are Wyndham-branded and -operated continued to outperform the Company’s non-Wyndham-branded properties, posting a positive 5.5 percent RevPAR change or a RevPAR of $99.82; (3) Considerable RevPAR gains for the Company’s proprietary branded business segments were as follows: Summerfield Suites by Wyndham – 9.9 percent increase, Wyndham Luxury Resorts—9.1 percent increase, and Wyndham Hotels & Resorts – 6.0 percent increase, versus the same period last year; (4). Wyndham-branded comparable owned and leased properties had a strong RevPAR penetration index of 102.9 (5) wyndham.com bookings were up 104 percent over the same period last year, and for the first time, wyndham.com revenue exceeded all third-party Internet site revenues combined; (6) Wyndham sold 11 hotel assets for a total of $148.5 million. Net proceeds were used to pay down debt; (7) Wyndham’s liquidity was approximately $188.5.; and, (8) Total Company EBITDA margins increased 20 bps.

DALLAS (May 6, 2004) – Surpassing its original first quarter 2004 EBITDA guidance by over $6.0 million, as well as its mid-point RevPAR guidance by 2.0 percent, Wyndham International, Inc. (AMEX:WBR) today reported that for the first quarter ending March 31, 2004, actual EBITDA, as adjusted, was $86.1 million and pro forma EBITDA, as adjusted, excluding assets sold and held for sale, was $84.9 million. The Company’s comparable owned and leased Wyndham-branded properties posted a RevPAR of $99.82, an increase of 5.5 percent versus the same period in 2003. This increase was comprised of a 4.0 percentage-point increase in occupancy and a flat ADR.

Fred J. Kleisner, Wyndham chairman and chief executive officer stated, “The first quarter was a strong start to the next sustained growth period for our industry. We are especially pleased with the performance of our proprietary Wyndham brand, posting solid RevPAR gains.”

Larger RevPAR gains were realized by the Company’s owned and operated, proprietary-branded segments, including Summerfield Suites by Wyndham, which posted a RevPAR of

$79.09, an increase of 9.9 percent year over year; Wyndham Luxury Resorts, which posted a RevPAR of $127.39, an increase of 9.1 percent compared to the same period last year; and, Wyndham Hotels & Resorts, which posted a RevPAR of $96.92, a 6.0 percent increase compared to the same period last year.

Total Company EBITDA margins increased 20 bps quarter over quarter aided by the increase in management contracts and franchise fees associated with new business and the careful management of corporate level expenses.

Kleisner stated, “The industry has begun a new growth cycle. Positive recovery indicators can be seen in the global economy with improvement in consumer confidence, a 10-year low in supply growth and growth in demand. Demand is now outpacing supply across the industry by a ratio of 3.2-to-1. Using past recoveries as a guide, the hotel industry is positioned for a multi-year period of material RevPAR, margin and cash flow growth.”

Wyndham reported a net loss of $29.4 million and a pro forma net loss of $23.5 million for the first quarter 2004 versus a $107.4 million net loss and a $19.4 million pro forma net loss for the same period in 2003. After the effect of the Company’s preferred dividend, the net loss per share was $0.42 on a fully diluted basis and the net loss on a pro forma basis was $0. 38 per share compared to a $0.87 net loss on a fully diluted basis and a pro forma net loss of $0.34 for the same period last year.

As of March 31, 2004, the Company’s total debt was $2.54 billion (excluding the $170.3 million mortgage debt related to the Wyndham Anatole, a third-party owned hotel), a reduction of $140.6 million from Dec. 31, 2003. Total debt breaks down as follows: Revolver $158.5 million; IRL’s $15.2 million; Term Loan I $1.03 billion; Term Loan II $334.7 million; Mortgage and Other Indebtedness $1.01 billion. The consolidation of the Anatole management agreement, as required by Financial Interpretation Number 46, increases the Company’s total debt by $170.3 million (as stated above), notwithstanding the fact that Wyndham has absolutely no obligation to repay this debt.

Wyndham’s liquidity, defined as revolver availability plus cash in its overnight account, was substantially improved to approximately $188.5 million, an increase of $27.5 million or 17.0 percent from the fourth quarter, 2003. Cash and equivalents were $204.4 million, inclusive of $108.5 million of restricted cash.

Operating & Brand Performance:

Wyndham’s focus on driving revenues through proprietary booking channels and a shift in market segments is reflected by the quarter’s positive improvements in RevPAR. For the first quarter 2004, Wyndham-branded owned and leased properties had a RevPAR penetration index of 102.9.

Kleisner added, “During the last three years of industry challenges, the success of our operating strategy can be seen through our positive RevPAR results. Our occupancy has been stabilized since the second half of 2002, and as we move further into 2004, we will manage the mix of business in order to drive rate and maximize EBITDA flow-through.”

The Company’s aggressive management of the online reservation marketplace resulted in several key brand programs that drive consumers to its proprietary Web site, including Wyndham’s Best Rate Guarantee, which states that www.wyndham.com will have the best online rates for Wyndham guest rooms or the guest’s first night’s stay is free; the addition of a Booking Bonus, which allows guests booking online to choose from four different bonus options, including free breakfast or a free round of golf; and, exclusively providing Wyndham ByRequest® member benefits (customized guest room, free long distance, free high-speed Internet access, welcome amenity, etc.) for those online reservations booked through wyndham.com.

This revenue strategy of driving business to its proprietary Web site, www.wyndham.com, rather than third-party Internet sites, garnered successful results for the Company in the first quarter. For the first time, wyndham.com revenue exceeded all revenue generated by third-party Internet sites for Wyndham guest rooms, driven primarily by Wyndham WebRates®, which yield a rate premium over the third-party sites. Consumer-direct bookings through www.wyndham.com yielded an ADR of $131.37 versus $82.69 for all third-party Internet site bookings, a rate premium of over $48 – growing from a fourth quarter 2003 rate premium of $27.00 in just three months. With the best rate initiative on wyndham.com, the consumer is guaranteed to pay the best rate on the proprietary site with added value benefits not delivered on the third-party sites.

“We believe that the vast growth in our proprietary online reservations is directly correlated to the successful marketing of our online incentive programs. The last six months have been focused on educating consumers to understand that the best rates, complete with value-added incentives, can only be found on proprietary sites like www.wyndham.com,” stated Kleisner. “While third-party Internet sites are still important to the hotel industry and are true business partners when they drive new customers that we cannot reach directly—filling occupancies that we could not otherwise fill—we want to be the direct distribution channel to our existing customers.”

Wyndham ByRequest®, the Company’s guest recognition program, continued to maintain strong growth, increasing membership to over 1.85 million active members and driving revenues. The strength of Wyndham’s brand programs, specifically Wyndham ByRequest and its online booking programs, have been key contributors to the brand’s strong performance.

In addition, net reservations through brand-direct channels, which include both voice and wyndham.com reservations, are up 36.3 percent or $22.0 million over first quarter last year. Wyndham’s central reservations office continues to post strong call conversion numbers with 43.5 percent of all voice reservations being converted into actual reservations compared to 40.6 percent for the first quarter last year.

The Company’s proprietary Golden Door® brand, which currently boasts four spas in its portfolio saw significant growth this quarter, posting a 30.5 percent EBITDA gain. In the second quarter, Wyndham continues to build the momentum with the recent launch of the Golden Door Cuisine Menu, offered at all Wyndham Hotels, Resorts and Luxury Resorts. The meals are not only healthy, but appeal to a variety of palates and were developed in conjunction with the Golden Door’s award-winning chef Michel Stroot to feature a sophisticated selection of global cuisine. Also, in June, Wyndham will introduce an in-room exercise program developed in conjunction with Golden Door fitness experts to allow guests to easily stay fit while traveling. These two new programs are in addition to the brand’s current Golden Door Bath Care Collection, offered in every Wyndham-branded guestroom across its portfolio.

Wyndham along with three other prominent hotel companies have joined forces to form a worldwide alliance based on the shared philosophy of providing guests with unique, personalized guest services. The new Global Hotel Alliance (GHA), consisting of hotel chains Kempinski Hotels & Resorts, Pan Pacific Hotels and Resorts, Rydges Hotels & Resorts and Wyndham Hotels & Resorts, has united 235 upscale and luxury hotels and resorts, and over 63,000 guest rooms on five continents in a shared marketing partnership to offer customers a wider range of worldwide accommodations.

The GHA provides customers the convenience of a one-stop shop Internet site, www.globalhotelalliance.com and hotel amenities exclusive to members of each partner’s guest recognition program, including late check out, free room upgrade and complimentary room night vouchers for preferred guests who stay in a Global Hotel Alliance hotel by Dec. 31, 2004.

Development & Dispositions:

During the first quarter 2004, the Company converted the Marriott Harrisburg in Pennsylvania to a Wyndham Hotel. The Wyndham Harrisburg-Hershey, which is currently undergoing a $3 million renovation, marks the 21st such conversion of a Wyndham-owned asset to its proprietary brand name, further reducing franchise and management fees paid to its competitors.

At the beginning of April, Wyndham expanded its off-shore resort portfolio with the addition of the Wyndham Bermuda Resort & Spa. Shuttered since September 2003 after the effects of Hurricane Fabian, Wyndham will reopen the property in June 2004, as part of a recently signed, long-term management agreement. The resort is currently undergoing a $38 million renovation.

Also in April, the Company converted five Summerfield Suites by Wyndham properties, formerly leased with InnKeepers USA Trust, to long-term franchise agreements. The properties include Summerfield properties in Addison, Texas; Belmont, Calif.; El Segundo, Calif.; Las Colinas, Texas; and, Mt. Laurel, N.J.

Wyndham announced earlier this week a new branded franchise concept through Wyndham Vacation Ownership, the industry’s first program that allows independent timeshare owners to align under a committed brand. Developed in conjunction with joint-venture partner, Tempus Resorts International, Ltd., a leading vacation ownership-company, Wyndham Vacation Ownership invites independent timeshare owners to participate in a mutually beneficial franchise agreement and to reach a broad audience, as well as a competitive advantage by offering brand affiliation, distribution and exchange opportunities and discounted rates at Wyndham properties for timeshare unit owners.

In the first quarter 2004, Wyndham sold 11 assets for gross proceeds of approximately $148.5 million and at an average trailing 12-month EBITDA multiple of 16.7 times. Sold properties include seven Doubletree Hotels, The Radisson Akron, Ohio, The Pickwick Hotel in San Francisco, The Holiday Inn Select North Dallas and The Ramada San Francisco. The Company currently has three hotels under contract for gross proceeds of approximately $22.8 million. The sales of these properties are expected to close by the end of the third quarter.

Wyndham intends to sell all non-strategic assets, as well as select Wyndham-branded properties that will remain in the brand portfolio pursuant to new management and franchise opportunities. The net proceeds will be used to pay down debt.

Future Guidance:

The Company expects second quarter EBITDA to be approximately $80.0 million, subject to additional asset sales, and RevPAR growth is estimated to be positive 6.0 to 7.0 percent.

Asset sale adjusted EBITDA guidance for the full year is increased by $10.0 million. Despite a $10 million decrease from assets sold, Wyndham expects full year EBITDA guidance to be in the range of $275.0 to $285.0 million, before additional asset sales. Further, full year RevPAR growth is increased to be positive 5.0 to 6.0 percent.

About Wyndham International, Inc.:

Based in Dallas, Wyndham International, Inc. (AMEX: WBR) offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its proprietary Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

EBITDA:

EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company believes that this metric is useful to investors and management as a measure of the Company’s operating performance due to the significance of the Company’s long-lived assets and level of indebtedness and because such metric can be used to measure the Company’s ability to service debt and fund capital expenditures. EBITDA is not intended to represent cash flow from operations as defined by accounting principles generally accepted in the United States (GAAP) and such metric should not be considered as an alternative to net income, cash flow from operations or any other performance measure prescribed by GAAP. The Company’s calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including projections about future operating results. The Company’s results, expectations and objectives could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to Wyndham; risks associated with the course of litigation; Wyndham’s ability to effect sales of assets on favorable terms and conditions; Wyndham’s ability to integrate acquisitions into its operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; travelers’ fears of exposure to contagious diseases; the impact of terrorist activity or war, threats of terrorist activity or war and responses thereto on the economy in general and the travel and hotel industries in particular; risks associated with debt financing; and other risks and uncertainties set forth in the Company’s annual, quarterly and current reports, and proxy statements.

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WYNDHAM INTERNATIONAL, INC.

2004 OPERATING STATISTICS

	First Quarter
	2004	2003	% Change
COMPARABLE WYNDHAM BRANDED HOTELS (a)
Wyndham Hotels & Resorts
Average daily rate	$131.55	$132.18	-0.5%
Occupancy	73.7%	69.2%	4.5	ppt
RevPAR	$96.92	$91.40	6.0%
Wyndham Luxury Resorts
Average daily rate	$257.08	$252.34	1.9%
Occupancy	49.6%	46.3%	3.3	ppt
RevPAR	$127.39	$116.72	9.1%
Summerfield by Wyndham
Average daily rate	$94.97	$94.23	0.8%
Occupancy	83.3%	76.3%	7.0	ppt
RevPAR	$79.09	$71.94	9.9%
Wyndham Garden
Average daily rate	$90.70	$88.66	2.3%
Occupancy	71.1%	75.3%	-4.2	ppt
RevPAR	$64.45	$66.79	-3.5%

COMPARABLE OWNED & LEASED HOTELS
Proprietary Branded (b)
Average daily rate	$133.61	$133.77	-0.1%
Occupancy	74.7%	70.7%	4.0	ppt
RevPAR	$99.82	$94.61	5.5%

Non-Proprietary Branded (c)
Average daily rate	$97.97	$97.45	0.5%
Occupancy	57.2%	58.1%	-0.9	ppt
RevPAR	$56.04	$56.63	-1.0%

Total Portfolio
Average daily rate	$127.42	$127.07	0.3%
Occupancy	70.9%	68.0%	2.9	ppt
RevPAR	$90.38	$86.42	4.6%

NOTE: All hotel statistics exclude assets sold to date.

(a)	Brand statistics are based on comparable owned, managed and leased hotels for respective periods.
(b)	Reflects Wyndham Hotels & Resorts, Wyndham Luxury Resorts, Summerfield by Wyndham and Wyndham Garden Hotels that were branded as of Jan. 1, 2003.
(c)	Non-proprietary brand hotels owned by the Company as of Jan. 1, 2003.

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WYNDHAM INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2004				2003
	Actual	Pro Forma Adjustments		Comparable Pro Forma (1)	Actual	Pro Forma Adjustments		Comparable Pro Forma (1)
Revenues:
Room revenues	$192,841	$—		$192,841	$184,979	$2,668	F	$182,311
Food and beverage revenues	101,197	—		101,197	97,405	1,279	F	96,126
Other revenues	46,436	—		46,436	48,343	1,370	F	46,973
Anatole hotel revenue	32,323	32,323	A	—	—	—		—

Total hotel revenues	372,797	32,323		340,474	330,727	5,317		325,410

Management fees and service fee income	4,717	113	B	4,604	4,420	570	G	3,850
Interest and other income	516	—		516	1,256	7	H	1,249

Total revenues	378,030	32,436		345,594	336,403	5,894		330,509

Expenses:
Room expenses	46,512	—		46,512	44,644	503	I	44,141
Food and beverage expenses	68,589	—		68,589	66,451	986	I	65,465
Other expenses	134,659	—		134,659	128,053	2,306	I	125,747
Anatole hotel expenses	20,138	20,138	A	—	—	—		—

Total hotel expenses	269,898	20,138		249,760	239,148	3,795		235,353

General and administrative costs	14,351	—		14,351	15,668	—		15,668
Interest expense	52,825	—		52,825	45,216	—		45,216
Interest expense - Anatole	3,195	3,195	A	—	—	—		—

Total operating costs and expenses	340,269	23,333		316,936	300,032	3,795		296,237

Revenues net of direct expenses	37,761	9,103		28,658	36,371	2,099		34,272

Adjustments:
Professional fees and other	197	—		197	2,426	—		2,426
Abandoned transaction costs	27	—		27	126	—		126
Loss on derivative instruments	4,336	—		4,336	11,668	—		11,668
Loss on sale of assets	—	—		—	4,937	—		4,937
Impairment of assets	—	—		—	4,093	4,093	J	—

Total adjustments	4,560	—		4,560	23,250	4,093		19,157

Depreciation and amortization	44,246	—		44,246	49,264	—		49,264
Depreciation and amortization - Anatole	2,223	2,223	A	—	—	—		—
Equity in (earnings) losses from unconsolidated subsidiaries	(791)	—		(791)	574	—		574
Minority interest in consolidated subsidiaries	112	—		112	56	—		56
Minority interest in consolidated subsidiaries - Anatole	7,496	7,496	A	—	—	—		—

	53,286	9,719		43,567	49,894	—		49,894

Loss from continued operations before taxes	(20,085)	(616)		(19,469)	(36,773)	(1,994)		(34,779)
Income tax (provision) benefit	(4,009)	—		(4,009)	16,307	941	K	15,366

Loss from continued operations	(24,094)	(616)		(23,478)	(20,466)	(1,053)		(19,413)

Loss from operations of discontinued hotels	(1,061)	(1,061)		—	(12,344)	(12,344)		—
Loss on sale of assets	(1,018)	(1,018)		—	—	—		—
HPT leasehold termination costs	—	—		—	(104,291)	(104,291)		—
Impairment of assets held for sale	(1,963)	(1,963)		—	(28,277)	(28,277)		—

Loss from discontinued operations, before income taxes	(4,042)	(4,042)		—	(144,912)	(144,912)		—
Income tax (provision) benefit	(1,299)	(1,299)		—	57,965	57,965	L	—

Loss from discontinued operations	(5,341)	(5,341	)C	—	(86,947)	(86,947)		—

Net loss	$(29,435)	$(5,957)		$(23,478)	$(107,413)	$(88,000)		$(19,413)

EBITDA, as adjusted	$86,054	$1,124		$84,930	$87,945	$7,465		$80,480

(1)	The Comparable Pro Forma financial statements have been adjusted to remove the operations of the Wyndham Anatole, hotels sold and related interest expense from corresponding retired debt and management contract revenue from terminated management contracts.

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WYNDHAM INTERNATIONAL, INC.

EBITDA Reconciliation

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2004				2003
	Actual	Pro Forma Adjustments		Comparable Pro Forma (1)	Actual	Pro Forma Adjustments		Comparable Pro Forma (1)
EBITDA Reconciliation

Net loss	$(29,435)	$(5,957)		$(23,478)	$(107,413)	$(88,000)		$(19,413)

Interest expense	52,825	—		52,825	45,216	—		45,216
Depreciation and amortization	44,246	—		44,246	49,264	—		49,264
Income tax provision (benefit)	5,308	1,299	D	4,009	(74,272)	(58,906	)K	(15,366)

EBITDA	72,944	(4,658)		77,602	(87,205)	(146,906)		59,701

Interest, depreciation and amortization from equity interest in unconsolidated subsidiaries	1,277	—		1,277	1,513	(63	)M	1,576
Interest, depreciation and amortization attributable to minority interests	(306)	(77	)E	(229)	(646)	(409	)N	(237)
Professional fees and other	60	—		60	2,284	—		2,284
Amortization of unearned compensation	774	—		774	551	—		551
Loss on derivative instruments	4,336	—		4,336	11,668	—		11,668
(Gain) loss on sale of assets	—	—		—	4,937	—		4,937
Impairment of assets	—	—		—	4,093	4,093	J	—
Minority interest in subsidiaries-management cost amortization eliminations	1,110	—		1,110	—	—		—
Discontinued operations adjustments	5,859	5,859	C	—	150,750	150,750	L	—

EBITDA, as adjusted	$86,054	$1,124		$84,930	$87,945	$7,465		$80,480

Per Share Calculations:

Loss from continued operations	$(24,094)			$(23,478)	$(20,466)			$(19,413)
Loss from discontinued operations	(5,341)			—	(86,947)			—

Net loss	$(29,435)			$(23,478)	$(107,413)			$(19,413)
Adjustment for preferred stock	(40,814)			(40,814)	(37,799)			(37,799)

Net loss attributable to common shareholders	$(70,249)			$(64,292)	$(145,212)			$(57,212)

Basic and diluted loss per common share:
Loss from continued operations	$(0.39)			$(0.38)	$(0.35)			$(0.34)
Loss from discontinued operations, net of taxes and minority interest	(0.03)			—	(0.52)			—

Net loss per common share	$(0.42)			$(0.38)	$(0.87)			$(0.34)

Basic and diluted weighted average common shares and share equivalents	168,255			168,255	168,004			168,004

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WYNDHAM INTERNATIONAL, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Quarter Ended March 31, 2004 and 2003

(Unaudited)

Notes to Pro Forma Adjustments:

A) Removal of Wyndham Anatole hotel results of operations which in accordance with FIN 46 were consolidated in 2004.

B) Reduction of management fees due to the termination of one management contract.

C) Removal of assets sold, Innkeepers leases terminated and assets held for sale.

D) Tax benefit associated with the pro forma adjustments using an effective tax rate of 32.14%.

E) Removal of minority interest of hotel held for sale.

F) Reduction of hotel revenues associated with the sale of one hotel.

G) Reduction of management fees due to the termination of six management contracts.

H) Reduction of dividend income from a sold investment.

I) Corresponding reduction on hotel expenses for hotels noted in (E) above.

J) Removal of impairment charge related to Marriott Indian River.

K) Tax benefit associated with the pro forma adjustments using an effective tax rate of 40%.

L) Removal of assets sold, HPT and Innkeepers leases terminated and assets held for sale.

M) Removal of equity investments sold.

N) Removal of minority interest of hotel held for sale.

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